Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Madrigal Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	457(h)	750,000 (2)	$203.41 (3)	$152,557,500.00	0.00015310	$23,356.56

Total Offering Amounts					$152,557,500.00		$23,356.56

Total Fee Offsets							—

Net Fee Due							$23,356.56

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form
S-8
(“Registration Statement”) shall also cover any additional shares of common stock, $0.0001 par value per share (the “Common Stock”) of Madrigal Pharmaceuticals, Inc. (the “Registrant”) that become issuable under the Madrigal Pharmaceuticals, Inc. Amended 2015 Stock Plan, as amended and restated on June 25, 2024 (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)	Represents an increase of 750,000 shares of Common Stock available for issuance under the Plan, as approved on June 25, 2024.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $203.41, the average of the high and low sale prices of the Common Stock as reported on Nasdaq on October 24, 2024 (such date being within five business days of the date that this Registration Statement was filed with the Commission).